As filed with the Securities and Exchange Commission on November 23, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Genius Sports Limited

(Exact name of registrant as specified in its charter)

Island of Guernsey	7990	98-1583958
(State or other Jurisdiction of Incorporation Or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Genius Sports Group

9th Floor, 10 Bloomsbury Way

London, WC1A 2SL

Telephone: +44 (0) 20 7851 4060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald J. Puglisi

Puglisi & Associates

850 Library Avenue #204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross M. Leff

Tamar Donikyan

Allison C. Bell

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Telephone: (212) 446-4800

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

I Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On November 18, 2022, the Company filed a registration statement on Form F-4 to register the solicitation of consents (the “Consent Solicitation”) to amend the exercise period of the warrants so the outstanding warrants of the Company will expire on January 18, 2023, instead of on April 20, 2026 (the “Warrant Amendment”). Pursuant to the terms of the warrant agreement governing the terms of the warrants, the Warrant Amendment requires the written consent of holders of at least 50% of the outstanding warrants.

This Registration Statement on Form F-3 is being filed to register the issuance by us of up to 7,668,381 ordinary shares, par value $0.01 (“Ordinary Shares”), that may be issued upon exercise of the Warrants, as amended by the Warrant Amendment, if such warrants are exercised for cash. If such warrants are exercised on a cashless basis, assuming the exercise price was $3.67 (74% of the closing price of the Ordinary Shares on the New York Stock Exchange on November 22, 2022 as provided in the Warrant Holder Notice (as defined below)), 1,993,779 Ordinary Shares would be issued by us in such cashless exercise.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it’s not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2022

Preliminary Prospectus

7,668,381 Ordinary Shares

Genius Sports Limited

(a non-cellular company limited by shares incorporated and registered under the laws of the Island of Guernsey)

This prospectus relates to the issuance by us of up to 7,668,381 ordinary shares, par value $0.01 (“Ordinary Shares”), that may be issued upon exercise of the Warrants (as defined below) at the Reduced Exercise Price (as defined below) on a cash or cashless basis during the Exercise Period (as defined below) to purchase Ordinary Shares, as amended by the Warrant Amendment (as defined below).

On November 18, 2022, the Company filed a registration statement on Form F-4 to register the solicitation of consents (the “Consent Solicitation”) to amend the exercise period of the warrants so the outstanding warrants of the Company (the “Warrants”) will expire on January 18, 2023 instead of on April 20, 2026 (the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, the Warrant Amendment requires the written consent of holders of at least 50% of the outstanding warrants.

Also on November 18, 2022, the Company issued to warrant holders a notice (the “Warrant Holder Notice”) indicating that the Company has lowered the exercise price of the warrants (the “Reduced Exercise Price”) from $11.50 to a price that is 74% of the closing price of the ordinary shares on the NYSE on the trading day prior to the date of delivery of an exercise notice (if such Reduced Exercise Price would be less than $11.50 per share). The Warrant Holder Notice further indicated that the Company has entered into an amendment to the Warrant Agreement (the “Cashless Exercise Amendment”) with the Warrant Agent pursuant to Section 9.8 of the Warrant Agreement that provides all warrant holders the option, but not the obligation, to exercise their warrants on a cashless basis during the Exercise Period. Each of the Reduced Exercise Price and the Cashless Exercise Amendment is conditioned on obtaining the requisite consents to give effect to the Warrant Amendment, which condition may be waived by the Company in its sole discretion. If the Warrant Amendment is approved, the warrants will cease trading on the NYSE on January 18, 2023 (20 business days from and including December 19, 2022, the first business day following the Expiration Date) and all previously unexercised warrants shall expire worthless on such date.

This prospectus provides you with a general description of such securities and the general manner in which we may offer or sell the securities. We will not receive any proceeds with respect to amounts received by us upon exercise of the Warrants unless such Warrants are exercised for cash.

Our ordinary shares and public warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbol “GENI” and “GENI WS,” respectively. If the Warrant Amendment is approved, the warrants will cease trading on the NYSE on January 18, 2023 and all previously unexercised warrants shall expire worthless on such date. The last reported sale price of our ordinary shares and warrants on November 18, 2022 was $4.46 per share and $1.24 per warrant, respectively.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” and a “foreign private issuer” as defined under applicable federal securities law and are subject to reduced public company reporting requirements for this prospectus and future filings. See, “Prospectus Summary-Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Our business and an investment in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2022

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may, from time to time, issue, offer and sell, as applicable, the securities described in this prospectus in one or more offerings.

We may also provide a prospectus supplement or, if appropriate, a post-effective amendment, to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We do not take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the ordinary shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

For investors outside the United States: we have not done anything that would permit the possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside the United States.

Certain amounts that appear in this prospectus may not sum due to rounding.

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

“Amended and Restated Investor Rights Agreement” means that certain Amended and Restated Investor Rights Agreement, dated April 26, 2021, by and between Genius and holders party thereto.

“B shares” means B shares of Genius, par value $0.0001.

“Beneficiaries” means employees and contractors of Topco and its direct and indirect subsidiaries for whom the Management Investment Deed provides for the issuance of certain Existing Incentive Shares to the employees and contractors of Topco and its direct and indirect subsidiaries from time to time that occurred prior to Closing (the “Unallocated Incentive Shares”).

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of October 27, 2020, by and among dMY, TopCo, MidCo, Genius, Merger Sub and Sponsor, a copy of which is filed as Exhibit 2.1 to the registration statement of which this prospectus forms a part, and as may be amended from time to time.

“Consent Solicitation” means the solicitation of consent from the holders of the warrants to approve the Warrant Amendment.

“Continental” means Continental Stock Transfer & Trust Company.

“DGCL” means the Delaware General Corporation Law as the same may be amended from time to time.

“dMY” means dMY Technology Group, Inc. II, a Delaware corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Genius” means Genius Sports Limited.

“Genius Board” means the board of directors of Genius.

“Genius Governing Documents” means the Genius Amended and Restated Memorandum of Incorporation and the Genius Amended and Restated Articles of Incorporation.

“Genius Sports Group” means Genius Sports Group Limited, a private limited company incorporated under the laws of England and Wales.

“Guernsey Companies Law” means the Companies (Guernsey) Law, 2008 (as amended).

“IPO” means dMY’s August 18, 2020 initial public offering of units, with each unit consisting of one Class A Share and one-third of one warrant, raising total gross proceeds of approximately $276,000,000.

“NYSE” means the New York Stock Exchange.

“ordinary shares” means the ordinary shares of Genius, par value $0.01.

“SEC” means the United States Securities and Exchange Commission.

“warrants” means the Company’s 7,668,381 outstanding warrants.

“Warrant Agreement” means that certain warrant agreement dated as of August 13, 2020 (as amended), between dMY and the warrant agent, which was assumed by the Company pursuant to that certain Warrant Assumption Agreement dated as of April 20, 2021, by and among the Company, dMY and the warrant agent.

“Warrant Amendment” means the amendment to the Warrant Agreement to amend the exercise period of the warrants so the warrants will expire on January 18, 2023 instead of on April 20, 2026 for which the Company is soliciting consents from Record Date Holders in the Consent Solicitation.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. Copies of the documents incorporated herein by reference may be obtained upon written or oral request without charge from Genius Sports Group, 9th Floor, 10 Bloomsbury Way, London, WC1A 2SL, telephone number +44 (0) 20 7851 4060. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s website is www.sec.gov.

We incorporate by reference the documents listed below:

•

Our annual report on  Form 20-F for the year ended December 31, 2021, filed with the SEC on March 18, 2022, as amended by Amendment No. 1 to our annual report on  Form 20-F/A, filed with the SEC on November 11, 2022;

•	Exhibit 99.1 to our report on Form 6-K filed with the SEC on May 12, 2022;

•	Exhibit 99.1 to our report on Form 6-K filed with the SEC on August 16, 2022;

•	Exhibit 99.1 to our report on Form 6-K filed with the SEC on November 10, 2022; and

•	Exhibits 4.1 and 4.2 to our report on Form 6-K filed with the SEC on November 18, 2022; and

•

The description of our ordinary shares contained in our Registration Statement on Form  8-A, filed with the SEC on April 19, 2021, including any amendment or report filed for the purpose of updating such description.

In addition, we will incorporate by reference into this prospectus all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including subsequent Annual Reports on Form 20-F, and, to the extent, if any, we identify therein, reports on Form 6-K we furnish to the SEC after the date of this prospectus and prior to the termination of any offering contemplated in this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed or furnished document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon a new Annual Report and the related annual financial statements being filed by us with, and, where required, accepted by, the SEC, the previous Annual Report shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of securities hereunder.

All documents incorporated by reference, or to be incorporated by reference, have been filed with or furnished to, or will be filed with or furnished to, the SEC.

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CONVENTIONS WHICH APPLY TO THIS PROSPECTUS AND EXCHANGE RATE PRESENTATION

In this prospectus, unless otherwise specified or the context otherwise requires:

•	“$,” “USD” and “U.S. dollar” each refer to the United States dollar;

•	“£,” “GBP” and “pounds” each refer to the British pound sterling; and

•	“€,” “EUR” and “Euro” each refer to the Euro.

Certain amounts described herein have been expressed in U.S. dollars for convenience, and when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations. The exchange rate used for conversion between U.S. dollars and pounds is based on the historical exchange rate of the pound released by the Federal Reserve, the central bank of the United States.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Genius and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but such references are not intended to indicate, in any way, that we or the owners thereof will not assert, to the fullest extent under applicable law, our or their rights to these trademarks, trade names and service marks.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully before deciding to invest in our ordinary shares. In this Prospectus, unless otherwise stated, the terms “the Company,” “Genius,” “we,” “us” or “our” refer to Genius Sports Limited and its subsidiaries.

Overview

Genius is a B2B provider of scalable, technology-led products and services to the sports, sports betting and sports media industries. Genius is a fast-growing business with significant scale, distribution and an expanding addressable market and opportunity.

Genius’ mission is to be the official data, technology and commercial partner that powers the global ecosystem connecting sports, betting and media. In doing so, the Company creates engaging and immersive fan experiences while simultaneously providing sports leagues with reliable and sustainable revenue streams.

Genius sits at the heart of the global sports betting ecosystem where the Company has deep, critical relationships with over 400 sports leagues and federations, over 500 sportsbook brands and over 150 marketing customers (which includes some of the aforementioned sportsbook brands).

The legal name of the Company is Genius Sports Limited. The Company was incorporated under the laws of Guernsey as a non-cellular company limited by shares on October 21, 2020. The Company’s registered office in Guernsey is PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP. The address of the principal executive office of the Company is Genius Sports Group, 9th Floor, 10 Bloomsbury Way, London, WC1A 2SL, and the telephone number of the Company is +44 (0) 20 7851 4060.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is https://geniussports.com. The information contained on, or accessible from, or hyperlinked to, our website is not a part of this prospectus and you should not consider information on our website to be part of this prospectus.

Implications of Being an “Emerging Growth Company” and a Foreign Private Issuer

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved (to the extent applicable to a foreign private issuer). If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (i) following the fifth anniversary of the closing of dMY’s IPO, (ii) in which we have total annual gross revenues of at least $1.07 billion or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

We report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to:

•	the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as (i) more than 50% of our outstanding voting securities are held by U.S. residents and (ii) any of the following three circumstances applies: (A) the majority of our executive officers or directors are U.S. citizens or residents, (B) more than 50% of our assets are located in the United States or (C) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are not emerging growth companies and will continue to be permitted to follow our home country practice on such matters.

THE OFFERING

Ordinary shares that may be issued upon exercise of the Warrants, as Amended by the Warrant Amendment	7,668,381 ordinary shares.

Ordinary shares outstanding	205,776,102 ordinary shares.

Use of proceeds	We will not receive any proceeds upon exercise of the Warrants unless such Warrants are exercised for cash.

See “Use of Proceeds.”

Dividend policy	We have not paid any cash dividends on our ordinary shares to date. The Genius Board intends to evaluate adopting a policy of paying cash dividends. In evaluating any dividend policy, the Genius Board must consider Genius’ financial condition and may consider results of operations, certain tax considerations, capital requirements, alternative uses for capital, industry standards and economic conditions. Whether Genius adopts such a dividend policy and the frequency and amount of any dividends declared on the Genius ordinary shares will be within the discretion of the Genius Board. See “Dividend Policy.”

NYSE listing symbol	Our ordinary shares and public warrants are currently listed on the NYSE under the symbol “GENI” and “GENI WS,” respectively. If the Warrant Amendment is approved, the warrants will cease trading on the NYSE on January 18, 2023 and all previously unexercised warrants shall expire worthless on such date.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our ordinary shares.

RISK FACTORS

Before making a decision to invest in our securities, you should carefully consider the risks described under “Risk Factors” in our then most recent Annual Report on Form 20-F, and in any updates to those risk factors in our reports on Form 6-K incorporated herein and the Risk Factors in the Form F-4 (File No. 333- 268457) filed by the Company on November 18, 2022, together with all of the other information appearing or incorporated by reference in this prospectus, in light of your particular investment objectives and financial circumstances.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including information incorporated by reference herein) contains certain statements that are or may be forward-looking statements with respect to us, our industry and our business that involve substantial risks and uncertainties. All statements other than statements of historical factors contained in this prospectus (including information incorporated by reference herein), including statements regarding our future financial condition, results of operations and/or business achievements, including, without limitation, statements containing the words “believe,” “anticipate,” “expect,” “estimate,” “may,” “could,” “should,” “would,” “will,” “intend” and similar expressions are forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Such forward-looking statements involve unknown risks, uncertainties and other factors which may cause our actual results, financial condition, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•

Health epidemics or pandemics, such as COVID-19, can and have adversely affected consumer spending, consumer engagement in sports and entertainment, and reduced the number of sporting live sporting events, all of which can affect our financial results, our business operations, and prospects.

•

Our business and operating results and the business and operating results of our customers, suppliers and vendors may be significantly impacted by general economic, political and social conditions, pandemics, wars or terrorist activity, severe weather events and other natural disasters, geopolitical circumstances and events, such as the Russia and Ukraine conflict, and the health of the sports, entertainment and sports betting industries.

•	We may not be able to offset higher costs associated with inflation and other general cost increases.

•	The international scope of our operations may expose us to increased risk, and our international operations and corporate and financing structure may expose us to potentially adverse tax consequences.

•	Fluctuating foreign currency and exchange rates may negatively impact our business, results of operations and financial position.

•

We rely on relationships with sports organizations from which we acquire sports data, including, among other things, via arrangements for exclusive rights for such data. Loss of existing relationships, overreliance on certain relationships, or failure to renew or expand existing relationships may cause unanticipated costs or loss of competitive advantage, or require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.

•	Risks related to the U.K.’s exit from the European Union (“Brexit”) may have a negative effect on global economic conditions, financial markets and our business in years to come.

•	We operate in a competitive market and we may lose customers and relationships to both existing and future competitors.

•

Fraud, corruption or negligence related to sports events, or by our employees or contracted statisticians collecting data on behalf of the Company, may adversely affect our business, financial condition and results of operations and negatively impact our reputation.

•

Our collection, storage and processing of personal data is subject to applicable data protection and privacy laws in various jurisdictions, and any failure to comply with such laws may harm our reputation and business or expose us to fines and other enforcement action.

•

We are party to pending litigation and investigations in various jurisdictions and with various plaintiffs and we may be subject to future litigation or investigations in the operation of our business. Protracted litigation costs could negatively affect our operational costs, and an adverse outcome in one or more proceedings could adversely affect our business.

•

Failure to protect or enforce our proprietary and intellectual property rights, including our unregistered intellectual property, and the costs involved in such protection and enforcement could harm our business, financial condition, results of operations and prospects.

•	We may face claims for intellectual property infringement, which could subject us to monetary damages or limit us in using some of our technologies or providing certain solutions.

•

We rely on information technology and other systems and platforms, including our data center and Amazon Web Services and certain other third-party platforms, and failures, errors, defects or disruptions therein could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our product offerings and other software applications and systems, and certain third-party platforms that we use could contain undetected errors or errors that we fail to identify as material.

•	We have a history of losses and may not be able to achieve or sustain profitability in the future.

•

Genius may issue additional Genius ordinary shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Genius ordinary shares.

•

Because Genius is incorporated under the laws of the States of Guernsey, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

•	It may be difficult to enforce a U.S. judgment against Genius or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

•

As a company incorporated in the States of Guernsey, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ, and in some cases significantly differ, from NYSE corporate governance listing standards; these practices may, and in some cases does afford less protection to shareholders than they would enjoy if we complied fully with NYSE corporate governance listing standards; and

those described in the section of this prospectus titled “Risk Factors” and other factors disclosed in this prospectus and in our Annual Report on Form 20-F and other documents incorporated by reference into this prospectus.

As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus (including information incorporated by reference herein) will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements that “we believe” and other similar statements reflect our belief and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus or the dates of the documents incorporated by reference in this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherent uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus (including information incorporated by reference herein) and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds upon exercise of the Warrants unless such Warrants are exercised for cash. If the Reduced Exercise Price was $3.67 (74% of the closing price of the Ordinary Shares on the New York Stock Exchange on November 22, 2022), we would receive $28,142,958.27 in proceeds if all warrants were exercised for cash at the Reduced Exercise Price. The proceeds would be used for general corporate purposes.

DIVIDEND POLICY

We have not paid any cash dividends on our ordinary shares to date. The Genius Board intends to evaluate adopting a policy of paying cash dividends. In evaluating any dividend policy, the Genius Board must consider Genius’ financial condition and may consider results of operations, certain tax considerations, capital requirements, alternative uses for capital, industry standards and economic conditions. Whether Genius adopts such a dividend policy and the frequency and amount of any dividends declared on the Genius ordinary shares will be within the discretion of the Genius Board.

CAPITALIZATION

The table below sets forth our cash and our total capitalization (defined as total debt and shareholders’ equity) as of September 30, 2022.

•	an actual basis; and

•

an as adjusted basis, assuming the full cash exercise of 7,668,381 public warrants at an exercise price of $3.67 per ordinary share (74% of the closing price of the Ordinary Shares on the New York Stock Exchange on November 22, 2022), to reflect the gross receipt by us of approximately $28.1 million in exercise price and the corresponding issuance of 7,668,381 ordinary shares

You should read this table together with our consolidated financial statements and related notes incorporated by reference in this prospectus.

	As of September 30, 2022
	Actual (unaudited)	As Adjusted (unaudited)
(In thousands, except per share data)
Cash and cash equivalents	$116,908	$145,051
Debt:
Current debt	7,163	7,163
Long-term debt—less current portion	6,861	6,861

Total debt	$14,024	$14,024

Shareholders’ equity:
Common stock	2,014	9,682
B Shares	2	2
Additional paid-in capital	1,557,739	1,557,739
Accumulated deficit	(811,237)	(811,237)
Accumulated other comprehensive loss	(175,582)	(175,582)

Total shareholders’ equity	$572,936	$580,604

Total capitalization	$586,960	$594,628

DESCRIPTION OF SECURITIES

The following description of the material terms of securities of Genius includes a summary of specified provisions of the Genius Governing Documents. This description is qualified by reference to the Genius Governing Documents currently in effect, copies of which of are filed as Exhibit 3.1 and 3.2 to the registration statement of which this prospectus forms a part.

Overview

We are a non-cellular company with limited liability incorporated under the laws of the Island of Guernsey. Our affairs are governed by the Genius Governing Documents and the Guernsey Companies Law. Our register of shareholders is kept at our registered office at PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3PP. The Company’s board of directors is authorized to issue an unlimited number of shares of any class, with or without a par value. Our ordinary shares have a par value of $0.01 each, our B Shares have a par value of $0.0001 each and our preferred shares have no par value.

As of November 16, 2022, there were 205,776,102 ordinary shares issued and outstanding and 18,500,000 B Shares issued and outstanding. No preferred shares have been issued.

Shares

General

We are generally not required to issue certificates representing the issued ordinary shares which are listed on the NYSE. Each shareholder whose shares are not listed on the NYSE is entitled to one certificate for all of the shares of each class in the capital of Genius held by that shareholder. Legal title to the issued shares is recorded in registered form in the register of shareholders of Genius. Subject to certain exceptions described elsewhere in this Prospectus, holders of our ordinary shares have no pre-emptive, subscription, redemption or conversion rights. The Company’s board of directors may create and issue additional classes of shares, including series of preferred shares, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares will have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by the Company’s board of directors. If any preferred shares are issued, the rights, preferences and privileges of holders of ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares.

Dividends

The holders of ordinary shares are entitled to such dividends as may be declared by the Company’s board of directors, subject to the Guernsey Companies Law and the Genius Governing Documents. Dividends and other distributions authorized by the Company’s board of directors in respect of the issued and outstanding ordinary shares shall be paid in accordance with the Genius Governing Documents and shall be distributed among the holders of ordinary shares on a pro rata basis. The rights of holders of ordinary shares to participate in dividends and distributions may be subject to any preference attaching to any outstanding preferred shares from time to time. The B shares in the Company’s capital do not entitle holders to dividends or distributions.

Voting rights

Ordinary shares entitle the holder (i) on a show of hands, to one vote and (ii) on a poll, to one vote for each ordinary share registered in the name of the holder on all matters upon which the ordinary shares are entitled to vote (whether in person or by proxy). Voting at any shareholders’ meeting is by way of poll, unless otherwise determined by the Company’s board of directors or the shareholders of Genius in accordance with the Guernsey Companies Law.

The B shares entitle the holder (i) on a show of hands, to one tenth of a vote and (ii) on a poll, to one tenth of a vote for B share registered in the name of the holder on all matters upon which the B shares are entitled to vote (whether in person or by proxy).

In determining the number of votes cast at a general meeting of shareholders for or against a proposal, holders of ordinary shares who abstain from voting on any resolution will be counted for purposes of determining a quorum but not for the purposes of determining the number of votes cast. No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. Two or more shareholders present (in person or by proxy) and entitled to vote and who hold in aggregate not less than fifty percent plus one ordinary share of all voting share capital in issue shall be a quorum.

An ordinary resolution requires the affirmative vote of a simple majority of the votes of shareholders entitled to vote and voting in person or by attorney or proxy at a quorate general meeting or a simple majority of the total voting rights of eligible shareholders (being the shareholders entitled to vote on the circulation date of a written resolution) (“eligible shareholders”) by written resolution, while a special resolution requires the affirmative vote of a majority of not less than seventy five percent of the votes of the shareholders entitled to vote and voting in person or by attorney or proxy at a quorate general meeting or seventy five percent of the total voting rights of eligible shareholders by written resolution. A special resolution is required for important matters such as (without limitation) the removal of a director for cause, merger or consolidation of Genius, change of name or making changes to the Genius Governing Documents or the voluntary winding up of Genius.

Variation of rights

The rights attached to any class of shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the consent in writing of the holders of three fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of not less than three fourths of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

The rights attached to any class of shares may, however, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors of Genius not to have a material adverse effect upon such rights.

Transfer of ordinary shares

Where ordinary shares have been admitted to settlement by means of the uncertificated system operated by DTC (or any other uncertificated system to which our shares are admitted to settlement) (an “uncertificated system”), any shareholder may transfer all or any of his or her ordinary shares in accordance with and subject to the rules issued by DTC (or such other operator as may operate the relevant uncertificated system) (the “Rules”) and no written instrument of transfer shall, subject to the Rules, be required. Where any ordinary shares or B shares are not admitted to an uncertificated system, a shareholder may transfer his or her ordinary shares by an instrument of transfer in the usual form or any other form approved by the Company’s board of directors.

In addition, the Genius Governing Documents provide (without limitation) that the Company’s board of directors may, subject to the Rules, decline to recognize any transfer of ordinary shares which are admitted to settlement on an uncertificated system if (i) the transfer is in breach of the Rules or (ii) the transfer would prevent dealings in the share from taking place on an open and proper basis on the NYSE. The transfer of ordinary shares is also subject to any relevant securities laws (including the Exchange Act).

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or repurchase by us of ordinary shares and subject to any agreement between the relevant shareholders and us in respect of the ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis.

Share repurchases and redemptions

We may purchase our own ordinary shares on a stock exchange if the acquisition is approved in advance by an ordinary resolution which complies with the requirements of the Guernsey Companies Law (which may be general or limited to shares of a particular class or description). We may also purchase our own ordinary shares in privately negotiated transactions if the terms of the contract to acquire such shares are approved in advance by an ordinary resolution (again, which complies with the requirements of the Guernsey Companies Law).

The Genius Governing Documents provide that ordinary shares are redeemable by agreement between Genius and the relevant shareholder. However, any such redemption would need to be effected on a pro rata basis unless all other shareholders entitled to participate waive their participation rights. The B shares are redeemable or subject to compulsory repurchase by the Company on the exercise of any warrant to which they are stapled.

We may not buy back or redeem any ordinary share unless the Company’s board of directors has made a statutory solvency determination that it is satisfied on reasonable grounds that Genius will, immediately after the buy back or redemption, satisfy the solvency test set out in the Guernsey Companies Law (meaning that we are able to pay our debts as they become due and that the value of our assets is greater than the value of its liabilities).

Conversion

There are no automatic conversion rights which attach to our ordinary shares. The Genius Governing Documents do, however, provide that (i) the whole or any particular class or part of a class of shares may be re-designated as shares of another class and (ii) shares the nominal amount of which is expressed in a particular currency may be converted into shares of a nominal amount of a different currency, in each case where shareholders approve such action by an ordinary resolution.

Lien, forfeiture and surrender

Genius shall have a first and paramount lien and charge on all shares (not being fully paid) for all moneys, whether presently payable or not, called or payable at a fixed time in respect of those shares. Such lien or charge shall extend to all dividends and distributions from time to time declared in respect of such shares. Unless otherwise agreed, the registration of a transfer of shares shall operate as a waiver of Genius’ lien and charge (if any) on such shares.

The directors of Genius may at any time make calls upon the shareholders in respect of any moneys unpaid on their shares (whether on account of the nominal value or by way of premium) and each shareholder shall pay to Genius at the time and place appointed the amount called.

If a shareholder fails to pay any call or instalment on the day appointed, the directors of Genius may serve notice requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued and any expenses which may have been incurred by Genius by reason of non-payment. If the requirements of any such notice are not complied with, any share in respect of which the notice has been given may, at any time before payment has been made and subject to the Guernsey Companies Law, be forfeited by a resolution of the directors of Genius to that effect. Such forfeiture shall include all dividends or other distributions declared in respect of the forfeited share and not actually paid before the forfeiture. A forfeited share shall be deemed to be the property of Genius and, subject to the provisions of the Guernsey Companies Law and the Articles, may be sold, re-allotted or otherwise disposed of on such terms as the directors of Genius shall think fit. A person whose shares have been forfeited shall cease to be a shareholder in respect of those shares but shall remain liable to pay to Genius all moneys which, at the date of forfeiture, were payable by him to Genius in respect of the shares together with interest from the date of forfeiture until payment at such rate as the directors of Genius may determine. The directors of Genius may accept from any shareholder on such terms as shall be agreed a surrender of any shares in respect of which there is a liability for calls. Any surrendered share may be disposed of in the same manner as a forfeited share.

Exchange Controls

There is no exchange control legislation or regulation in Guernsey except by way of such as freezing of funds of, and/or prohibition of new investments in, certain jurisdictions subject to international sanction.

Directors

Appointment and removal

The management of Genius is vested in its board of directors. The Genius Governing Documents provide that there shall be a board of directors consisting of no fewer than two and no greater than 14 directors, unless increased or decreased from time to time by the board of directors or by shareholders in a general meeting by an ordinary resolution. The Company’s board of directors is comprised of nine directors. So long as shares of Genius are listed on the NYSE, the Company’s board of directors shall include such number of “independent directors” as the relevant rules applicable to the listing of such shares on the NYSE require.

The directors are divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall initially be assigned to each class in accordance with the Amended and Restated Investor Rights Agreement. At the first annual general meeting of shareholders of Genius, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years, ending at our 2025 annual general meeting. At the second annual general meeting, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual general meeting (expected in 2024), the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual general meeting, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual general meeting. No decrease in the number of directors constituting the directors shall shorten the term of any incumbent director.

The Company’s board of directors shall, subject to the terms of the Amended and Restated Investor Rights Agreement, applicable law and the listing rules of the NYSE (or any other stock exchange on which our shares are listed) ensure that any individual nominated pursuant to Amended and Restated Investor Rights Agreement shall be nominated for election as a director at the next annual meeting or extraordinary general meeting called for that purpose. In respect of any position on the Company’s board of directors that is not entitled to be filled by a nomination pursuant to the Amended and Restated Investor Rights Agreement, if any, the directors shall have the right to nominate an individual for election as a director at the next annual general meeting or extraordinary general meeting called for that purpose. In both cases, such individual shall be appointed if approved by an ordinary resolution at such general meeting. If a vacancy arises on the Company’s board of directors, the directors may fill such vacancy in accordance with the terms of the Genius Governing Documents, the Amended and Restated Investor Rights Agreement, applicable law and the listing rules of the NYSE (or any other stock exchange on which our shares are listed).

A director may be removed from office by the holders of ordinary shares by a special resolution only for “cause” (as defined in the Genius Governing Documents), subject to certain exceptions and as more fully described in the Amended and Restated Investor Rights Agreement. In addition, a director may be removed from office by the Company’s board of directors by resolution made by the directors for “cause” or if a director becomes disqualified (as described in the Genius Governing Documents and the Guernsey Companies Law). The appointment and removal of directors is subject to the Guernsey Companies Law, the Genius Governing Documents, applicable rules of the NYSE (or any other stock exchange on which our shares are listed) and to the provisions of the Amended and Restated Investor Rights Agreement. The detailed procedures for the nomination of persons proposed to be elected as directors at any general meeting of Genius are set out in the Genius Governing Documents.

Indemnification of directors and officers

To the fullest extent permitted by law, the Genius Governing Documents provide that the directors and officers of Genius shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s negligence, default, breach of duty or breach of trust.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Alternate directors

Any director (other than an alternate director) may appoint any other person (whether a shareholder of Genius or otherwise and including another director of Genius) to act in his or her place as an alternate director. No appointment of an alternate director shall take effect until the appointing director has lodged the notice appointing his alternate at the registered office of Genius. A director may revoke his or her appointment of an alternate at any time. No revocation shall take effect until the appointing director has lodged the notice revoking the appointment at the registered office of Genius.

An appointed and acting alternate director may (a) attend and vote at any board meeting or, where his appointor would be entitled to attend, meeting of a committee of the directors at which the appointing director is not personally present; (b) sign any written resolution of the directors or a committee of the directors circulated for written consent; and (c) generally perform all the functions of the appointing director in his or her absence. An alternate director, however, is not entitled to receive any remuneration from Genius for services rendered as an alternate director but shall be entitled to be paid all reasonable expenses incurred in exercise of his duties.

A director who is also an alternate director shall be entitled to vote for such other director as well as on his own account but no director shall at any meeting be entitled to act as alternate director for more than one other director.

Shareholder power to requisition general meetings

The directors of Genius are required to call a general meeting if requisitioned to do so in writing, given by one or more shareholders who together hold more than 10% of such of the capital of Genius as carries the right to vote at such general meeting (excluding any capital held as treasury shares). The requisition must specify the general nature of the business to be dealt with at the meeting; be signed by or on behalf of the requisitioners and must be deposited at the registered office of Genius.

Should the directors of Genius fail to call a general meeting within 21 days from the date of deposit of a requisition to be held within 28 days of the date of the notice convening the meeting, the requisitioners or any of them representing more than one half of the total voting rights of the members who requested the meeting, may call a general meeting to be held within three months from the date on which the directors of Genius became subject to the requirement to call a meeting.

Shareholder Proposals

In addition to the above ability for a shareholder to requisition a general meeting for a specific purpose, a proposal may be properly brought before an annual general meeting by any shareholder of Genius who is a shareholder of record on both the date of the giving of the notice by such shareholder provided for in the Genius Governing Documents and the record date for the determination of shareholders entitled to vote at such annual general meeting, and who complies with the notice and other procedures set forth in the Genius Governing Documents, which are summarized below. Please see the Genius Governing Documents for the full procedures.

Shareholder proposals other than director nominations

The Genius Governing Documents set forth requirements for shareholders wishing to propose business other than the nomination of directors at an annual general meeting.

In addition to any other applicable requirements, for business to be brought properly before an annual general meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of Genius.

For matters other than for the nomination for election of a director to be made by a shareholder, to be timely such shareholder’s notice shall be delivered to Genius at its principal executive offices not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting. However, if our annual general meeting occurs on a date more than thirty (30) days earlier or later than our prior year’s annual general meeting, then the directors will determine a date a reasonable period prior to our annual general meeting by which date the shareholder’s notice must be delivered and publicize such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least fourteen (14) days prior to the date set by the directors.

To be in proper written form, a shareholder’s notice to Genius must set forth as to such matter such shareholder proposes to bring before the annual general meeting:

•

a reasonably brief description of the business desired to be brought before the annual general meeting, including the text of the proposal or business, and the reasons for conducting such business at the annual general meeting;

•	the name and address, as they appear on our register of shareholders, of the shareholder proposing such business and any Shareholder Associated Person (as defined below);

•

the class or series and number of ordinary shares that are held of record or are beneficially owned by such shareholder or any Shareholder Associated Person and any derivative positions held or beneficially held by the shareholder or any Shareholder Associated Person;

•

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder or any Shareholder Associated Person with respect to any securities of Genius, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to any of the securities of Genius;

•

any material interest of the shareholder or an Shareholder Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such shareholders or between or among any proposing shareholders and any other person or entity (including their names) in connection with the proposal of such business by such shareholder; and

•

a statement as to whether such shareholder or any Shareholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of our voting shares required under applicable law and the rules of the NYSE to carry the proposal.

A Shareholder Associated Person of any shareholder includes:

•	any affiliate (as defined in the Genius Governing Documents) of, or person acting in concert with, such shareholder;

•	any beneficial owner of ordinary shares owned of record or beneficially by such shareholder and on whose behalf the proposal or nomination, as the case may be, is being made; and

•	any person controlling, controlled by or under common control with a person referred to in the preceding two bullets.

Shareholder’s nomination of a director

The Genius Governing Documents also set forth requirements for shareholders wishing to nominate directors. An eligible shareholder who follows these procedures is entitled to have their nomination included in our proxy statement and therefore would not be required to solicit their own proxies in accordance with any applicable laws and rules.

Subject to the Amended and Restated Investor Rights Agreement, for a nomination for election of a director to be made by a Genius shareholder (other than directors to be nominated by any series of preferred shares), such shareholder must:

•

be a shareholder of record on both the date of the giving of the notice by such shareholder provided for in the Genius Governing Documents and the record date for the determination of shareholders entitled to vote at such annual general meeting;

•	on each such date beneficially own more than 15% of the issued ordinary shares (unless otherwise provided in the Exchange Act or the rules and regulations of the SEC); and

•	have given timely notice thereof in proper written form to the Secretary of Genius.

If a shareholder is entitled to vote only for a specific class or category of directors at a meeting of the shareholders, such shareholder’s right to nominate one or more persons for election as a director at the meeting shall be limited to such class or category of directors.

To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of Genius not less than 90 nor more than 120 days prior to the meeting; provided, that if less than 130 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

To be in proper written form, a shareholder’s notice to the Secretary must set forth:

•	as to each nominating shareholder:

•	the information about the shareholder and its Shareholder Associated Persons specified above under “—Shareholder proposals other than director nominations”; and

•	any other information relating to such shareholder that would be required to be disclosed pursuant to any applicable law and rules of the SEC or of the NYSE; and

•	as to each person whom the shareholder proposes to nominate for election as a director:

•

all information that would be required if such nominee was a nominating shareholder, as described above, except such information shall also include the business address and residence address of the person;

•	the principal occupation or employment of the person;

•

all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, and any other information relating to the person that would be required to be disclosed pursuant to any applicable law and rules of the SEC or of the NYSE; and

•

a description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationship, between or among any nominating shareholder and its affiliates and associates, on the one hand, and each proposed nominee, his respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Exchange Act if such nominating shareholder were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Genius may require any proposed nominee to furnish such other information as may be reasonably required by Genius to determine the eligibility of such proposed nominee to serve as an independent director of Genius in accordance with the rules of the NYSE.

Warrants

Public Shareholders’ Warrants

Each whole warrant entitles the warrant holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time provided that Genius has an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or Genius permits holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 PM, Eastern Time, or earlier upon redemption or liquidation. If the Warrant Amendment is approved, the warrants will expire on January 18, 2023.

Genius will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and Genius will not be obligated to issue an Ordinary Share upon exercise of a warrant unless the Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the warrant holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Genius be required to net cash settle any warrant.

In addition, on November 18, 2022, the Company issued to warrant holders the Warrant Holder Notice indicating that the Company has lowered the exercise price of the warrants from $11.50 to a price that is 74% of the closing price of the ordinary shares on the New York Stock Exchange on the trading day prior to the date of delivery of an exercise notice (if such Reduced Exercise Price would be less than $11.50 per share). The Warrant Holder Notice further indicated that the Company has entered into the Cashless Exercise Amendment with the Warrant Agent pursuant to Section 9.8 of the Warrant Agreement that provides all warrant holders the option, but not the obligation, to exercise their warrants on a cashless basis during the Exercise Period. Each of the Reduced Exercise Price and the Cashless Exercise Amendment is conditioned on obtaining the requisite consents to give effect to the Warrant Amendment, which condition may be waived by the Company in its sole discretion. If the Warrant Amendment is approved, the warrants will cease trading on the NYSE on January 18, 2023 and all previously unexercised warrants shall expire worthless on such date. Redemption of warrants when the price per Ordinary Share equals or exceeds $18.00.

Genius may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

Genius will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by Genius, Genius may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Genius has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Ordinary Share equals or exceeds $10.00.

Genius may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of the ordinary shares except as otherwise described below; and

•

if, and only if, the closing price of the ordinary shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of ordinary shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value (as defined in the Warrant Agreement) and the Newly Issued Price (as defined in the Warrant Agreement) as set forth under the heading “—Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of ordinary shares
Redemption Date	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 ordinary shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 ordinary shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 ordinary shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any ordinary shares.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the ordinary shares are trading at or above $10.00 per share, which may be at a time when the trading price of the ordinary shares is below the exercise price of the warrants. Genius has established this redemption feature to provide it with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date that dMY filed its final prospectus in connection with its initial public offering. This redemption right provides Genius with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to its capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and Genius will be required to pay the redemption price to warrant holders if it chooses to exercise this redemption right and it will allow Genius to quickly proceed with a redemption of the warrants if it determines it is in its best interest to do so. As such, Genius would redeem the warrants in this manner when it believes it is in its best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, Genius can redeem the warrants when the ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Genius chooses to redeem the warrants when the ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer ordinary shares than they would have received if they had chosen to wait to exercise their warrants for ordinary shares if and when such ordinary shares were trading at a price higher than the exercise price of $11.50.

No fractional ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Genius will round down to the nearest whole number of the number of ordinary shares to be issued to the holder.

Redemption procedures

A holder of a warrant may notify Genius in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the ordinary shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding ordinary shares is increased by a capitalization or share dividend payable in ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of ordinary shares equal to the product of (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) and (ii) one minus the quotient of (x) the price per Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Genius, at any time while the warrants are outstanding and unexercised, pays a dividend or makes a distribution in cash, securities or other assets to all of the holders of the ordinary shares on account of such ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding ordinary shares.

Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of us with or into another entity (other than a consolidation or merger in which Genius is the continuing entity and that does not result in any reclassification or reorganization of the outstanding ordinary shares), or in the case of any sale or conveyance to another entity of the assets or other property of Genius as an entirety or substantially as an entirety in connection with which Genius is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the warrant holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such reduced exercise price is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the Exercise Period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the Expiration Date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Genius will, upon exercise, round down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

As of November 16, 2022, there were 7,668,381 warrants outstanding.

Transfer Agent and Warrant Agent

The transfer agent for ordinary shares and warrant agent for the warrants is Continental Stock Transfer & Trust Company.

Notices

We will give notice of each general meeting by publication on our website and in any other manner that we may be required to follow in order to comply with the Genius Governing Documents, the Guernsey Companies Law and applicable stock exchange and SEC requirements. Each shareholder is deemed to have agreed to accept communication from Genius by electronic means (including, for the avoidance of doubt, by means of a website) in accordance with the Guernsey Companies Law unless the shareholder notifies Genius otherwise. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in our register of shareholders.

Subject to any restrictions imposed on any shares, notice of each general meeting shall be given to our shareholders, persons entitled to a share in consequence of the death or bankruptcy of a shareholder, our directors, our auditor (if any) and persons entitled to vote in respect of a share in consequence of the incapacity of a shareholder.

Other Guernsey Law Considerations

Compromises and Arrangements

Where Genius and its creditors or shareholders or a class of either of them propose a compromise or arrangement between Genius and its creditors or its shareholders or a class of either of them (as applicable), the Royal Court of Guernsey (the “Guernsey Court”) may order a meeting of the creditors or class or creditors or of our shareholders or class of shareholders (as applicable) to be called in such manner as the Guernsey Court directs. Any compromise or arrangement approved by a majority in number representing 75% in value of the members or class of members (excluding any shares held as treasury shares) or creditors or class of creditors (as the case may be), present and voting either in person or by proxy at the meeting, if sanctioned by the Guernsey Court, is binding on Genius and all the creditors, shareholders or members of the specific class of either of them (as applicable) and any liquidator or administrator and contributories (where relevant) of Genius.

Certain Disclosure Obligations of Genius

We are subject to certain disclosure obligations under Guernsey and U.S. law and the rules of the NYSE. The following is a description of the general disclosure obligations of public companies under Guernsey and U.S. law and the rules of the NYSE as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

Periodic Reporting under Guernsey Law

Under the Guernsey Companies Law, we are required to submit to the Guernsey Registry before the last day of February in each year an annual validation containing information current on December 31 of the previous year. We are also required to file with the Guernsey Registry details of any change of our directors, or their details, within 14 days of the relevant change and details of any change of its registered office. Certain shareholder resolutions must also be filed with the Guernsey Registry within certain timeframes. For example, a copy of every Special Resolution must be filed with the Guernsey Registry within 30 days of it being passed.

Periodic Reporting under U.S. Securities Law

We are a “foreign private issuer” under the securities laws of the United States and the rules of the NYSE. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. Genius intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and NYSE’s listing standards.

Listing of Genius Securities

Our ordinary shares and warrants are currently listed on the NYSE under the symbol “GENI” and “GENI WS,” respectively. As of November 16, 2022, a total of 7,668,381 warrants were outstanding. If the Warrant Amendment is approved, the warrants will cease trading on the NYSE on January 18, 2023 and all previously unexercised warrants shall expire worthless on such date.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of material U.S. federal income tax considerations applicable to you if you are a holder of Genius ordinary shares or public warrants (other than the Sponsor or any of its affiliates), as a consequence of the ownership and disposition of Genius ordinary shares and public warrants. This discussion addresses only those holders that hold Genius ordinary shares and/or public warrants as a capital asset (generally property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special tax rules, such as:

•	financial institutions or financial services entities;

•	insurance companies;

•	mutual funds;

•	pension plans;

•	S corporations;

•	broker-dealers;

•	traders in securities that elect mark-to-market treatment;

•	regulated investment companies;

•	real estate investment trusts;

•	trusts and estates;

•	tax-exempt organizations (including private foundations);

•	passive foreign investment companies;

•	controlled foreign corporations;

•	governments or agencies or instrumentalities thereof;

•

investors that hold Genius ordinary shares or public warrants or who will hold Genius ordinary shares or public warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

•	investors subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”);

•	U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the U.S. Tax Code;

•	U.S. expatriates;

•	investors subject to the U.S. “inversion” rules;

•	holders owning or considered as owning (directly, indirectly, or through attribution) 5 percent (measured by vote or value) or more of Genius ordinary shares; and

•

persons who received any Genius ordinary shares or warrants issued pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation, fees or other consideration in connection with performance of services or similar arrangements.

This summary does not discuss any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Genius or TopCo prior to the Business Combination, including former holders of Class A Shares, or public warrants that also held, directly or indirectly, equity interests in Genius or TopCo prior to the Business Combination.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Genius ordinary shares or public warrants, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding Genius ordinary shares or public warrants, you are urged to consult your tax advisor regarding the tax consequences to you of the ownership and disposition of Genius ordinary shares and public warrants by the partnership.

This summary is based upon the U.S. Tax Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the U.S. Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consideration described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF GENIUS ORDINARY SHARES AND PUBLIC WARRANTS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Genius ordinary shares or public warrants, as the case may be, that is:

•	an individual who is a U.S. citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the U.S. Tax Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Treatment of Genius as a non-U.S. Corporation for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, Genius, which is not created or organized in the United States or under the law of the United States or of any State but is instead a Guernsey incorporated entity and tax resident of the U.K., would generally be classified as a non-U.S. corporation. Section 7874 of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes.

The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance as to their application. Under Section 7874 of the U.S. Tax Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be subject to U.S. federal income tax on its worldwide income) if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the shareholders of the acquired U.S. corporation before the acquisition hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “Ownership Test”).

Based on the complex rules for determining share ownership under Section 7874 of the Code and certain factual assumptions, former dMY stockholders are expected to be treated as holding less than 80% (by both vote and value) of Genius by reason of their former ownership of dMY common stock, and therefore Genius is not expected to satisfy the Ownership Test. As a result, Genius believes, and the remainder of this discussion assumes that, it will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the U.S. Tax Code. However, whether the Ownership Test has been satisfied is finally determined after the completion of the Business Combination, by which time there may have been adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury Regulations relating to the Ownership Test is subject to uncertainty, and there is limited guidance regarding their application. In addition, changes to the rules in Section 7874 of the U.S. Tax Code or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect Genius’s status as a non-U.S. entity for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

If it were determined that Genius is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, Genius would be liable for U.S. federal income tax on its income just like any other U.S. corporation, and U.S. Holders and Non-U.S. Holders (as defined below) of Genius ordinary shares and public warrants would be treated as holders of stock and warrants of a U.S. corporation.

U.S. Federal Income Taxation of U.S. Holders

Tax Consequences to U.S. Holders of Ownership and Disposition of Genius Ordinary Shares and Public Warrants

Dividends and Other Distributions on Genius Ordinary Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on Genius ordinary shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from Genius’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Genius’ current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Genius ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Genius ordinary shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Genius Ordinary Shares, and Public Warrants.” The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent). Amounts treated as dividends that Genius pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions

(including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if Genius ordinary shares are readily tradable on an established securities market in the United States or Genius is eligible for benefits under an applicable tax treaty with the United States, and, in each case, Genius is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on the circumstances of the U.S. Holder, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such U.S. Holder. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Notwithstanding the foregoing, if (a) Genius is 50% or more owned, by vote or value, by U.S. persons and (b) at least 10% of Genius’s earnings and profits are attributable to sources within the U.S., then for foreign tax credit purposes, a portion of Genius’ dividends would be treated as derived from sources within the U.S. In such case, with respect to any dividend paid for any taxable year, the U.S.-source ratio of such dividends for foreign tax credit purposes would be equal to the portion of Genius’ earnings and profits from sources within the U.S. for such taxable year, divided by the total amount of Genius’ earnings and profits for such taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Genius Ordinary Shares and Public Warrants.

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of Genius ordinary shares or public warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Genius ordinary share or public warrant in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Genius ordinary share or public warrant exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Any gain or loss recognized on the sale, exchange or other taxable disposition of Genius ordinary shares or public warrants generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. Holder. Consequently, a U.S. Holder may not be able to claim a credit for any non-U.S. tax imposed upon a disposition of Genius ordinary shares or public warrants unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Prospective U.S. Holders should consult their tax advisors as to the foreign tax credit implications of such sale, exchange or other taxable disposition of Genius ordinary shares or public warrants.

Exercise, Lapse or Redemption of Public Warrants

Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a public warrant, a U.S. Holder generally will not recognize taxable gain or loss on the exercise of a public warrant. The U.S. Holder’s tax basis in the Genius ordinary share received upon exercise of a public warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the public warrant in respect of which the exercised public warrant was received and the exercise price of such public warrant. It is unclear whether the U.S. Holder’s holding period for the Genius ordinary shares received upon exercise of the public warrants will begin on the date following the date of exercise or on the date of exercise of the public warrants; in either case, the holding period will not include the period during which the U.S. Holder held the public warrants. If a public warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the public warrant.

The tax consequences of a cashless exercise of a public warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Genius ordinary shares received generally should equal the U.S. Holder’s basis in the public warrants exercised therefor. If the cashless exercise were treated as not being a realization event (and not a recapitalization), it is unclear whether a U.S. Holder’s holding period in the Genius ordinary shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the public warrant; in either case, the holding period would not include the period during which the U.S. Holder held the public warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Genius ordinary shares would include the holding period of the public warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered public warrants with an aggregate fair market value equal to the exercise price for the total number of public warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the public warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such public warrants. In this case, a U.S. Holder’s tax basis in the Genius ordinary shares received would equal the sum of the U.S. Holder’s tax basis in the public warrants exercised and the exercise price of such public warrants. It is unclear whether a U.S. Holder’s holding period for Genius ordinary shares would commence on the date following the date of exercise or on the date of exercise of the public warrants; in either case, the holding period would not include the period during which the U.S. Holder held the public warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Genius ordinary shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem public warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities —Warrants — Public Shareholders’ Warrants — Redemption of warrants when the price per Genius ordinary share equals or exceeds $18.00” or the redemption provisions described in the section of this prospectus entitled “Description of Securities —Warrants — Redemption of warrants when the price per Genius ordinary share equals or exceeds $10.00” or if we purchase public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Genius Ordinary Shares and Public Warrants.” The tax consequences of a cashless exercise of a public warrant occurring after our giving notice of an intention to redeem the public warrant for $0.01 as described in the section of this prospectus entitled “Description of Securities —Warrants — Public Shareholder’s Warrants — Redemption of warrants when the price per Genius ordinary share equals or exceeds $18.00” or for $0.10 as described in the section of this prospectus entitled “Description of Securities —Warrants — Public

Shareholder’s Warrants — Redemption of warrants when the price per Genius ordinary share equals or exceeds $10.00” are unclear under current law. Such cashless exercise may be treated either as if we redeemed such public warrant for Genius ordinary shares or as an exercise of the public warrant. If the cashless exercise of a public warrant for Genius ordinary shares is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s basis in the Genius ordinary shares received should equal the U.S. Holder’s basis in the public warrant and the holding period of the Genius ordinary shares would include the holding period of the public warrant. If the cashless exercise of a public warrant is treated as such, the tax consequences generally should be as described under the heading “ — U.S. Federal Income Taxation of U.S. Holders—Exercise, Lapse or Redemption of a Public Warrant.” Due to the lack of clarity under current law regarding the treatment of a cashless exercise of a public warrant after our giving notice of an intention to redeem the public warrantfor $0.01 or $0.10, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a public warrant occurring after our giving notice of an intention to redeem the public warrant as described above.

Possible Constructive Distributions

The terms of each public warrant provide for an adjustment to the number of Genius ordinary shares for which the public warrant may be exercised or to the exercise price of the public warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities —Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the public warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such Genius ordinary shares received upon exercise of the public warrants or to the exercise price of the public warrants increases the proportionate interest of the U.S. Holder of public warrants in our assets or earnings and profits (e.g., through an increase in the number of Genius ordinary shares that would be obtained upon exercise or through a decrease in the exercise price of a public warrant) as a result of a distribution (or a transaction treated as a distribution) of cash or other property, such as other securities, to the holders of Genius ordinary shares, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the public warrants received a cash distribution from us equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Genius ordinary shares and public warrants could be materially different from that described above if Genius is treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

We do not believe Genius will be treated as a PFIC for its current taxable year and do not expect Genius to become one in the near future. Nevertheless, PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets and no assurance can be given as to whether Genius will be a PFIC for any taxable year, in particular because Genius’ PFIC status for any taxable year will generally be determined in part by reference to the value of Genius’ assets and Genius’ revenues.

Although Genius’s PFIC status is determined annually, an initial determination that Genius is a PFIC will generally apply for subsequent years to a U.S. Holder who held Genius ordinary shares or public warrants while Genius was a PFIC, whether or not Genius meets the test for PFIC status in those subsequent years.

If Genius is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Genius ordinary shares or public warrants and, in the case of Genius ordinary shares, the U.S. Holder did not make either an applicable PFIC election (or elections), as further described below under the heading “ — PFIC Elections,” for the first taxable year of Genius in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such Genius ordinary shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Genius ordinary shares or public warrants (which may include gain realized by reason of transfers of Genius ordinary shares or warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Genius ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Genius ordinary shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Genius ordinary shares or public warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Genius’s first taxable year in which Genius is a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections. In general, if Genius is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of Genius ordinary shares (but not public warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of Genius’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which Genius’s taxable year ends and each subsequent taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

It is not entirely clear how various aspects of the PFIC rules apply to the warrants. However, a U.S. Holder may not make a QEF election with respect to its public warrants. As a result, if a U.S. Holder sells or otherwise disposes of such public warrants (other than upon exercise of such public warrants for cash) and Genius was a PFIC at any time during the U.S. Holder’s holding period of such public warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such public warrants properly makes and maintains a QEF election with respect to the newly acquired Genius ordinary shares (or has previously made a QEF election with respect to Genius ordinary shares), the QEF election will apply to the newly acquired Genius ordinary shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Genius ordinary shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the public warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, Genius will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of Genius’s earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, Genius must also be determined to be a “controlled foreign corporation” as defined by the U.S. Tax Code (which is not currently expected to be the case). As a result of either purging election, the U.S. Holder will have a new basis and holding period in the Genius ordinary share acquired upon the exercise of the public warrants solely for purposes of the PFIC rules. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from Genius. If Genius determines that it is a PFIC for any taxable year, Genius intends to, upon written request from a U.S. Holder of Genius ordinary shares, provide the information necessary for such U.S. Holder to make or maintain a QEF election, including information necessary to determine the appropriate income inclusion amounts for purposes of the QEF election. However, there is also no assurance that Genius will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to its Genius ordinary shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for Genius’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Genius ordinary shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if Genius is a PFIC for any taxable year, a U.S. Holder of Genius ordinary shares that has made a QEF election will be currently taxed on its pro rata share of Genius’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally may not be treated as dividends when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if Genius is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to Genius ordinary shares for such a taxable year.

Alternatively, if Genius is a PFIC and Genius ordinary shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Genius ordinary shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Genius ordinary shares at the end of such year over its adjusted basis in its Genius ordinary shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Genius ordinary shares over the fair market value of its Genius ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Genius ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Genius ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to public warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NYSE (on which Genius ordinary shares are listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Genius ordinary shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Genius ordinary shares under their particular circumstances.

Related PFIC Rules. If Genius is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Genius receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. Upon written request, Genius will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. There can be no assurance that Genius will have timely knowledge of the status of any such lower-tier PFIC. In addition, Genius may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance Genius will be able to cause the lower-tier PFIC to provide such required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF, purging, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Genius ordinary shares and public warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to Genius Securities under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to Genius. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. In addition, certain U.S. Holders (and to the extent provided in IRS guidance, certain individual Non-U.S. Holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Genius ordinary shares, subject to certain exceptions (including an exception for Genius ordinary shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Genius ordinary shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Genius ordinary shares.

U.S. Federal Income Taxation of Non-U.S. Holders

As used herein, a “Non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of Genius ordinary shares or public warrants, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of Genius ordinary shares and public warrants by a Non-U.S. Holder.

Tax Consequences to Non-U.S. Holders of Ownership and Disposition of Genius Ordinary Shares and Public Warrants

Dividends and Other Distributions on Genius Ordinary Shares. Subject to the discussion below concerning backup withholding, Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends (including dividends with respect to constructive distributions, as further described under the heading “ — U.S. Federal Income Taxation of U.S. Holders — Possible Constructive Distributions”) received from Genius on Genius ordinary shares (or, with respect to constructive distributions, on public warrants) unless the income from such dividends is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States and, if provided under an applicable income tax treaty, is attributable to a permanent establishment or a “fixed base” maintained by the Non-U.S. Holder in the United States), in which case, a Non-U.S. Holder will be subject to regular federal income tax on such dividend generally in the same manner as discussed in the section above under “ — U.S. Federal Income Taxation of U.S. Holders — Tax Consequences to U.S. Holders of Ownership and Disposition of Genius Ordinary Shares and Public Warrants— Dividends and Other Distributions on Genius Ordinary Shares,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such dividend, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Gain or Loss on Sale, Taxable Exchange or other Taxable Disposition of Genius Ordinary Shares and Public Warrants. Subject to the discussion below concerning backup withholding, Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of Genius ordinary shares or public warrants, unless either:

(i)

the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, and, if provided in an applicable income tax treaty, is attributable to a “permanent establishment” or a “fixed base” maintained by the Non-U.S. Holder in the United States; or

(ii)

the Non-U.S. Holder is an individual who is treated as present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case such gain (which gain may be offset by certain U.S.-source losses) generally will be taxed at a 30% rate (or lower applicable treaty rate).

A Non-U.S. Holder described in the first bullet point above will be subject to regular U.S. federal income tax on the net gain derived from the sale generally in the same manner as discussed in the section above under “ — U.S. Federal Income Taxation of U.S. Holders — Tax Consequences to U.S. Holders of Ownership and Disposition of Genius Ordinary Shares and Public Warrants — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Genius Ordinary Shares and Public Warrants,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Exercise, Lapse or Redemption of Public Warrants. The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a public warrant, or the lapse of a public warrant held by a Non-U.S. Holder,

generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a public warrant by a U.S. Holder, as described under “ — U.S. Federal Income Taxation of U.S. Holders—Exercise, Lapse or Redemption of Public Warrants,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under the heading “— Gain or Loss on Sale, Exchange, or other Taxable Disposition of Genius Ordinary Shares and Public Warrants” for a Non-U.S. Holder’s gain on the sale or other disposition of public warrants.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF GENIUS ORDINARY SHARES AND PUBLIC WARRANTS INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

United Kingdom Tax Considerations

The comments below provide a general summary of certain United Kingdom (“U.K.”) tax considerations relating to the holding of ordinary shares and warrants issued by Genius pursuant to the Business Combination (together, the “Genius Securities”). They do not address any other matter, such as the tax consequences of the Business Combination itself for Genius or for holders of Genius Securities. The comments below are of a general nature and are not intended to be an exhaustive summary of all U.K. tax considerations relating to an investment in the Genius Securities. The comments below are based on current U.K. tax law as applied in England and Wales and HM Revenue & Customs (“HMRC”) published practice (which may not be binding on HMRC) relating only to certain aspects of U.K. tax, both of which may be subject to change, possibly with retrospective effect. They do not necessarily apply where any income from the Genius Securities is deemed for tax purposes to be the income of any other person. The U.K. tax treatment of prospective holders of Genius Securities depends on their individual circumstances and may be subject to change in the future. The comments below relate only to the position of persons who are the absolute beneficial owners of Genius Securities (and any dividends payable on their Genius Securities), who hold Genius Securities as a capital investment and whose Genius warrants entitle them to acquire less than 10% of the ordinary share capital of Genius. Certain classes of persons (such as charities, trustees, brokers, dealers, market makers, depositaries, clearance services, certain professional investors, persons connected with Genius or persons who acquire (or are deemed to acquire) shares by reason of an office or employment) may be subject to special rules and the comments below do not apply to such holders. The comments below do not purport to constitute legal or tax advice. Any holder or prospective holder of Genius Securities who is in doubt as to their own tax position or who may be subject to tax in a jurisdiction other than the U.K. should consult their professional advisors.

Tax Residency of Genius

So far as practicable, Genius intends to conduct its affairs such that its central management and control is carried on in the U.K. and accordingly it intends to be treated as resident in the U.K. for U.K. tax purposes. The comments below assume that Genius will be resident solely in the U.K. for U.K. tax purposes.

U.K. Resident Holders of Genius Ordinary Shares

Taxation of Dividends – Withholding Tax

Payments of dividends on the Genius ordinary shares may be made by Genius without withholding or deduction for or on account of U.K. income tax.

Taxation of Dividends – Individual Shareholders

A U.K. resident individual shareholders should not be subject to U.K. income tax on dividends received by such individual shareholder from Genius if the total amount of dividend income received by the individual in the tax year (including dividends from Genius) does not exceed the applicable dividend allowance, which is currently £2,000 for the tax year 2021-2022.

In determining the income tax rate or rates applicable to such individual shareholder’s taxable income, dividend income is treated as the highest part of such individual shareholder’s income. Dividend income that falls within the applicable dividend allowance should count towards the basic, higher or additional rate limits (as applicable) which may affect the rate or rates of tax due on any dividend income in excess of the applicable dividend allowance.

To the extent that such individual shareholder’s dividend income for the tax year exceeds the applicable dividend allowance and, when treated as the highest part of such individual shareholder’s income, falls above such individual shareholder’s personal allowance but below the basic rate limit, such an individual shareholder should be subject to tax on that dividend income at the dividend basic rate, currently 7.5%. To the extent that such dividend income falls above the basic rate limit but below the higher rate limit, such an individual shareholder should be subject to tax on that dividend income at the dividend upper rate, currently 32.5%. To the extent that such dividend income falls above the higher rate limit, such an individual shareholder should be subject to tax on that dividend income at the dividend additional rate, currently 38.1%.

Taxation of Dividends – Corporate Shareholders

Shareholders who are within the charge to U.K. corporation tax (including shareholders who are non-U.K. resident companies whose Genius ordinary shares are used, held or acquired for the purposes of a trade carried on in the U.K. through a permanent establishment) should be subject to corporation tax on dividends paid by Genius, unless (subject to special rules for such shareholders that are small companies) the dividends fall within an exempt class and certain other conditions are met. Each shareholder’s position will depend on its own individual circumstances, although it would normally be expected that the dividends paid by Genius would fall within an exempt class.

Taxation of Capital Gains

Shareholders who are resident in the U.K. or, in the case of individuals, who were resident and cease to be resident in the U.K. for a period of five years or less, may (depending on their circumstances and the availability of exemptions or reliefs) be liable to U.K. taxation on chargeable gains in respect of gains arising from a sale or other disposal of Genius ordinary shares.

In the case of individual shareholders, in calculating any gain or loss on disposal of Genius ordinary shares, sterling values are compared at acquisition and disposal. Accordingly, a chargeable gain can arise even where the foreign currency amount received on a disposal is less than or the same as the amount paid (or treated as paid) for the Genius ordinary shares.

Shareholders within the charge to U.K. corporation tax are generally required to compute chargeable gains by reference to acquisition cost and disposal proceeds in such shareholder’s functional currency, unless (in the case of certain companies) they have elected otherwise.

U.K. Resident Holders of Genius Warrants

Individual Shareholders

Disposals of warrants by warrantholders who are either individuals or trustees and are resident for tax purposes in the U.K. or, in the case of individuals, who were resident and cease to be resident in the U.K. for a period of five years or less, may give rise to chargeable gains or allowable losses for the purposes of taxation of chargeable gains. In calculating any gain or loss on disposal of warrants, sterling values are compared at acquisition and transfer. Accordingly, a chargeable gain can arise even where the foreign currency amount received on a disposal is less than or the same as the amount paid (or treated as paid) for the warrants. The expiry of a warrant which is listed on a recognised stock exchange without it being exercised should be treated as a disposal of the warrant to which the foregoing treatment applies.

An exercise of warrants should not of itself give rise to a charge to U.K. taxation. For the purposes of the taxation of chargeable gains, the acquisition cost of the Genius ordinary shares acquired pursuant to the exercise will be in principle equal to the acquisition cost of the warrant plus the applicable exercise price.

Corporate Shareholders

Warrantholders within the charge to U.K. corporation tax (including warrantholders who are non-U.K. resident companies whose Genius warrants are used, held or acquired for the purposes of a trade carried on in the U.K. through a permanent establishment) should generally be subject to tax as income on all profits and gains from the Genius warrants determined in accordance with their statutory accounting treatment. Such warrantholders will broadly be charged in each accounting period by reference to all amounts which, in accordance with generally accepted accounting practice, are recognised in determining the warrantholder’s profit or loss for that period. Fluctuations in value relating to foreign exchange gains and losses in respect of the Genius warrants may be brought into account as income in accordance with the foregoing.

Non-U.K. Holders of Genius Securities

A holder (whether an individual or body corporate) of Genius Securities which is resident or otherwise subject to tax outside the U.K. may be subject to foreign tax on income and/or capital gains under local law. Holders to whom this may apply should obtain their own tax advice concerning tax liabilities relating to the Genius Securities.

Taxation of Dividends

Dividends paid by Genius may be chargeable to U.K. tax by direct assessment (including self-assessment), irrespective of the residence of the holder of the Genius ordinary shares. However, dividends should not be chargeable to U.K. tax in the hands of shareholders (other than certain trustees) who are not resident for tax purposes in the U.K., except where the shareholder carries on a trade, profession or vocation in the U.K. through a branch or agency, or in the case of a corporate shareholder, carries on a trade through a permanent establishment in the U.K., in connection with which the dividend is received or to which the Genius ordinary shares are attributable.

Capital Gains

Capital gains on the disposal (or deemed disposal) of the Genius Securities should not be chargeable to U.K. tax in the hands of holders of Genius Securities (other than certain trustees) who are not resident for tax purposes in the U.K., except where the holder carries on a trade, profession or vocation in the U.K. through a branch or agency, or in the case of a corporate holder, carries on a trade through a permanent establishment in the U.K., in connection with which the capital gain is realised or to which the Genius Securities are attributable.

A holder of Genius Securities who is an individual and who is temporarily resident for tax purposes outside the U.K. at the date of disposal (or deemed disposal) of the Genius Securities may also be liable, on their return to the U.K., to U.K. tax on chargeable gains (subject to any available exemption or relief).

U.K. Stamp Duty and Stamp Duty Reserve Tax

The comments below summarise certain current law and are intended as a general guide only to stamp duty and stamp duty reserve tax (“SDRT”). Special rules apply to agreements made by broker dealers and market makers in the ordinary course of their business and to transfers, agreements to transfer, or issues to certain categories of person (such as depositaries and clearance services) which may be liable to stamp duty or SDRT at a higher rate.

No U.K. stamp duty or SDRT should be payable on the issue of the Genius ordinary shares by Genius. U.K. stamp duty may arise in respect of a written instrument by which the warrants are issued or constituted generally at 0.5% of the amount or value of the consideration given.

As Genius is not incorporated in the U.K., it is considered that no SDRT should be payable on the transfer of, or an agreement to transfer, the Genius Securities provided that the Genius Securities are not registered in a register kept in the U.K. by or on behalf of Genius. It is not intended that such a register will be kept in the U.K.

No U.K. stamp duty should be payable on the transfer of the Genius Securities provided that this does not involve a written instrument of transfer. U.K. stamp duty, generally at the rate of 0.5% of the amount or value of the consideration for the transfer, could arise in respect of a written instrument effecting the transfer of the Genius Securities.

The U.K. tax considerations relating to the Business Combination and the Genius Securities are complex. the foregoing comments do not address all aspects of the U.K. tax that may be relevant to a particular holder of Genius Securities. All holders and prospective holders are urged to consult with their own tax advisor with respect to the tax consequences of the Business Combination.

Island of Guernsey Tax Considerations

The following summary of the anticipated tax treatment in Guernsey applies to persons holding Genius ordinary shares as an investment and the potential tax treatment, depending on the individual status of investors, on Genius shareholders resident in Guernsey. The summary does not constitute legal or tax advice and is based on taxation law and published Revenue Service practice in Guernsey at the date of this document, which is subject to change, possibly with retroactive effect. Prospective investors should be aware that the level and bases of taxation may change from those described and should consult their own professional advisers on the implications of making an investment in, holding or disposing of Genius ordinary shares under the laws of the countries in which they are liable to taxation. The statements included in this section are the opinion of Carey Olsen (Guernsey) LLP, Guernsey counsel to Genius.

Taxation of Genius

It is the intention of the Directors to conduct the affairs of Genius so as to ensure that it is U.K. tax resident and not tax resident in any other jurisdiction, including Guernsey. As a company incorporated in Guernsey,

Genius shall be treated as tax resident in Guernsey unless it is proved to the satisfaction of the Director of the Revenue Service in Guernsey that Genius is (i) tax resident in the United Kingdom as a matter of the law of the United Kingdom, (ii) centrally managed and controlled in the United Kingdom, and (iii) Genius’s tax residence in the United Kingdom is not motivated by the avoidance, reduction or deferral of Guernsey tax.

The Directors have received confirmation from the Revenue Service in Guernsey that Genius will be treated as non-resident in Guernsey for tax purposes.

Taxation of Genius Shareholders

Dividends paid by Genius to Genius shareholders who are not resident in Guernsey (which includes Alderney and Herm) for tax purposes (and do not have a permanent establishment in Guernsey) can be paid to such Genius shareholders, either directly or indirectly, without the withholding of Guernsey tax and without giving rise to any other liability to Guernsey income tax.

Genius shareholders who are resident for tax purposes in Guernsey (which includes Alderney or Herm), or who are not so resident but have a permanent establishment in Guernsey to which the holding of their Genius ordinary shares is related, will incur Guernsey income tax at the applicable rate on a dividend paid to them by Genius.

ENFORCEABILITY OF JUDGMENTS

Enforceability of Civil Liabilities

In Guernsey, foreign judgments can be recognized by the Royal Court of Guernsey (the “Guernsey Court”) either under the Foreign Judgments (Reciprocal Enforcement) (Guernsey) Law, 1957, as amended (the “1957 Law”), which provides a statutory framework for the enforcement of judgments made in a reciprocating country and of a kind to which the 1957 Law applies, or under the principles of common law. Save for very exceptional and limited circumstances, if the 1957 Law does not apply then the common law prevails.

For jurisdictions not included in the 1957 Law, including the U.S., a judgment obtained in a court in the U.S. against Genius (or its directors or officers) cannot be registered or enforced in Guernsey, pursuant to the 1957 Law, but may be enforceable by separate action on the judgment in accordance with Guernsey common law rules.

To enforce the judgment of a court of the U.S. in Guernsey, the claimant would be required to bring fresh proceedings before the Guernsey Court, suing on the foreign judgment itself and applying for summary judgment if the case is placed on the pleadings list (essentially, where the case is defended). In such an action, the Guernsey Court is unlikely to re-examine the merits of the original case decided by a U.S. court.

According to current practice, the Guernsey Court will (subject to the following matters) enforce the judgment of a court in the United States in in personam proceedings provided that the following conditions inter alia are satisfied:

(a)	the judgment is for a debt or fixed or ascertainable sum of money (provided that the judgment does not relate to U.S. penal, revenue or other public laws);

(b)	the judgment is final and conclusive; and

(c)	the court in the U.S. had, at the time when proceedings were served, jurisdiction over the judgment debtor in accordance with the Guernsey rules of private international law.

The Guernsey Court will not, however, enforce that judgment if the judgment debtor satisfies the Guernsey Court that:

(a)	the judgment was given in proceedings that were in breach of principles of natural or substantial justice;

(b)	enforcement of the judgment would be contrary to Guernsey public policy;

(c)	the foreign court did not have jurisdiction to give that judgment according to Guernsey rules on the conflict of laws;

(d)	there was fraud on the part of the U.S. court pronouncing judgment;

(e)	there was fraud on the part of the party in whose favour the judgment was given;

(f)	enforcement proceedings are time barred under the Guernsey laws on prescription/limitation;

(g)	the foreign judgment is not for a definite sum of money (which is not a sum in respect of taxes or penalties) or is not final and conclusive;

(h)	the foreign judgment was against a person who was entitled to immunity from the courts of that country; and

(i)

the foreign court had no jurisdiction in circumstances where the judgment debtor was, at the time the proceedings were instituted, present in the foreign country and the bringing of proceedings in that U.S. court was contrary to an agreement under which the dispute was to be settled and the judgment debtor did not agree to the proceedings being brought in that U.S. court, nor counterclaimed or otherwise submitted to the jurisdiction.

If the Guernsey Court gives judgment for the sum payable under a judgment of a United States court, the Guernsey judgment would be enforceable by the methods generally available for the enforcement of Guernsey judgments. These give the Guernsey Court discretion whether to allow enforcement by any particular method. In addition, it may not be possible to obtain a Guernsey judgment or to enforce any Guernsey judgment: if the judgment debtor is subject to any insolvent administration or similar proceedings; if there is delay; if an appeal is pending or anticipated against the Guernsey judgment in Guernsey or against the foreign judgment in the courts of the United States; or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Additionally any security interest may affect the circumstances where the Guernsey Court provides judicial assistance to persons empowered under foreign bankruptcy law to act on behalf of an insolvent company and/or in relation to the enforcement of a judgment debt.

Jurisdiction

A foreign court is considered to have jurisdiction where one of four criteria is met, being any of the following:

(a)

where the respondent to the order sought to be enforced was, at the time the proceedings were instituted, present in the foreign jurisdiction (and where that “person” is a corporate entity, where it is resident or maintains a fixed place of business in the foreign jurisdiction);

(b)	where the respondent to the order sought to be enforced was a claimant or counterclaimant in the proceedings in the foreign court;

(c)	where the respondent to the order sought to be enforced submitted to the jurisdiction of the foreign court by voluntarily appearing in the proceedings; or

(d)	where the respondent to the order sought to be enforced agreed, prior to the commencement of the proceedings, to submit to the jurisdiction of the foreign court.

Sum of Money

It is a generally accepted principle of common law in Guernsey that for the Guernsey Court to recognise a foreign judgment, that judgment needs to be for a definite sum of money and must not include deductions or additions for unspecified amounts such as tax, nor can it include penalties.

Final and Conclusive

A foreign judgment which is final and conclusive, for the purposes of recognition under Guernsey common law, is one which cannot be varied by the court which pronounced it, notwithstanding that there may be a right of appeal.

Original actions in courts of Guernsey

The Guernsey Court will prima facie take jurisdiction over an action brought by a holder of Genius ordinary shares under U.S. securities laws against Genius, and would apply U.S. law (if applicable and appropriate) to determine the liability of Genius. However, the Guernsey Court may decline to exercise jurisdiction over the claim. A key factor as to whether the Guernsey Court would take jurisdiction is likely to be an argument on forum conveniens. Factors such as the extent of the disputed issues of foreign law, the nature of the dispute, the residence and place of business of Genius, and the location of key witnesses is likely to influence the Guernsey Court’s decision in this area.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 7,668,381 ordinary shares issuable upon the exercise of the warrants, as amended by the Warrant Amendment.

We will not receive any proceeds upon exercise of the warrants, as amended by the Warrant Amendment, unless such warrants are exercised for cash.

LEGAL MATTERS

Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, advised the Company in connection with this offering. Carey Olsen (Guernsey) LLP, Carey House, Les Banques, St Peter Port, Guernsey, GY1 4BZ, will pass upon the validity of our ordinary shares offered hereby.

EXPERTS

The consolidated financial statements of the Company at December 31, 2021 and 2020, appearing in the Company’s 2021 Amended Annual Report and incorporated by reference herein, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including any amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to our ordinary shares offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits for that information. With respect to references made in this prospectus to any contract or other document of Genius, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely.

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

We maintain a corporate website at https://geniussports.com. The information contained on, or accessible from, or hyperlinked to our website is not a part of this prospectus and you should not consider information on our website to be part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

7,668,381 Ordinary Shares

Preliminary Prospectus

            , 2022

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Our governing documents provide that we will indemnify our directors and officers to the fullest extent permitted by Guernsey law.

We also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Guernsey law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 9. Exhibits

(a) The following documents are filed as part of this registration statement:

Exhibit No.	Description

2.1	Business Combination Agreement, dated as of October 27, 2020, by and among dMY Technology Group, Inc. II, Maven TopCo Limited, Maven MidCo Limited, Genius Sports Limited, Genius Merger Sub, Inc. and dMY Sponsor II, LLC (incorporated by reference to Exhibit 2.1 of dMY Technology Group, Inc. II’s Current Report on Form 8-K filed with the SEC on October 27, 2020). +

3.1	Amended and Restated Genius Sports Limited Memorandum of Incorporation (incorporated by reference to Exhibit 1.1 of the Company’s Shell Company Report on 20-F (File No. 001-40352) filed with the SEC on April 27, 2021).

3.2	Amended and Restated Genius Sports Limited Articles of Incorporation (incorporated by reference to Exhibit 1.2 of the Company’s Shell Company Report on 20-F (File No. 001-40352) filed with the SEC on April 27, 2021).

4.1	Specimen Warrant Certificate of dMY Technology Group, Inc. II (incorporated by reference to Exhibit 4.3 of dMY Technology Group, Inc. II’s Registration Statement on Form S-1 (File No. 333-239508) filed with the SEC on August 3, 2020).

4.2	Warrant Agreement between Continental Stock Transfer & Trust Company and dMY Technology Group, Inc. II (incorporated by reference to Exhibit 4.1 of dMY Technology Group, Inc. II’s Current Report on Form 8-K filed with the SEC on August 18, 2020).

4.3	Warrant Assumption Agreement among dMY Technology Group, Inc. II, Genius Sports Limited and Continental Stock Transfer & Trust Company, as Warrant Agent (incorporated by reference to Exhibit 2.3 of the Company’s Shell Company Report on 20-F (File No. 001-40352) filed with the SEC on April 27, 2021).

4.4	Warrant Certificate of Genius Sports Limited in favor of NFL Enterprises LLC. (incorporated by reference to Exhibit 2.4 of the Company’s Shell Company Report on 20-F (File No. 001-40352) filed with the SEC on April 27, 2021).

4.5	Amendment No. 1 to the Warrant Agreement by and between Continental Stock Transfer & Trust Company and Genius Sports Limited (incorporated by reference to Exhibit 4.1 of the Company’s report on Form 6-K (File No. 001-40352) filed with the SEC on November 18, 2022).

4.7	Notice to the Registered Holder of Warrants (incorporated by reference to Exhibit 4.2 of the Company’s report on Form 6-K (File No. 001-40352) filed with the SEC on November 18, 2022).

4.8	Form of Amendment No. 2 to the Warrant Agreement by and between Continental Stock Transfer & Trust Company and Genius Sports Limited (incorporated by reference to Annex A of the Company’s registration statement on Form F-4 (File No. 001- 268457) filed with the SEC on November 18, 2022)

5.1	Opinion of Carey Olsen (Guernsey) LLP as to the validity of Genius Sports Limited’s ordinary shares.*

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Genius Sports Limited.*

23.3	Consent of Carey Olsen (Guernsey) LLP (included as part of Exhibit 5.1).*

24.1	Powers of Attorney (included on signature page to the registration statement).*

107	Filing Fees.*

*	Filed herewith.
+	Certain schedules and similar attachments to the exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5).

(b) Financial Statement Schedules:

None.

Item 10. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that:

Paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom on November 23, 2022.

GENIUS SPORTS LIMITED

By:	/s/ Mark Locke
Name:	Mark Locke
Title:	Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Locke his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on November 23, 2022 in the capacities indicated:

Name	Title

/s/ Mark Locke Mark Locke	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Nicholas Taylor Nicholas Taylor	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ David Levy David Levy	Chairman

/s/ Albert Costa Centena Albert Costa Centena	Director

/s/ Gabriele Cipparrone Gabriele Cipparrone	Director

/s/ Niccolo de Masi Niccolo de Masi	Director

/s/ Harry L. You Harry L. You	Director

/s/ Daniel Burns Daniel Burns	Director

/s/ Kimberly Williams-Bradley Kimberly Williams-Bradley	Director

Name	Title
/s/ Roxana Mirica Roxana Mirica	Director

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States